Exhibit 99.1
PRESS RELEASE
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
1-866-642-7736
CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Allison S. Johnson Chief Financial Officer
MID PENN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
AND DECLARES DIVIDEND
October 26, 2022 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) ("Mid Penn"), the parent company of Mid Penn Bank (the "Bank") and MPB Financial Services, LLC, today reported net income available to common shareholders ("earnings") for the quarter ended September 30, 2022 of $15.5 million, or $0.97 per common share basic and diluted.
Key Highlights in the Third Quarter of 2022
•Earnings increased $3.2 million to $15.5 million, or 26.4%, for the quarter ended September 30, 2022 compared to $12.3 million for the quarter ended June 30, 2022.
•Tax equivalent net interest margin increased 47 basis points ("bp") to 3.92% from 3.45% in the prior quarter.
•Organic loans grew 17.8% (annualized) during the three months ended September 30, 2022 from the second quarter of 2022 and is now 9.4% (annualized) year to date.

•Return on average assets was 1.42% for the quarter ended September 30, 2022 compared to 1.10% for the prior quarter.

•Return on average equity and return on average tangible common equity(1) were 12.37% and 16.55%, respectively, for the third quarter of 2022 up from 9.91% and 13.59%, respectively for the second quarter of 2022.

•Asset quality continues to remain strong with Mid Penn still in a net recovery position for the year and with a quarterly improvement in all of the asset quality metrics we report.
•Book value per common share increased to $31.42 within the third quarter up from $31.23 in the second quarter, while tangible book value per share(1) increased to $23.80 at September 30, 2022, compared to $23.57, at June 30, 2022.

"We are proud to deliver these third quarter and year-to-date financial results to our shareholders," said Rory G. Ritrievi, President and CEO. "We continue to generate high-quality organic loan growth and at attractive yields. Core loan growth within the quarter and year to date are both over 15% on an annualized basis. We also continue to have success not only in generating core deposit growth, but in the disciplined pricing of those deposits. This has provided for a significant expansion in our net interest margin within the quarter. Even with a significant decline in our residential mortgage business-driven by increases in interest rates - our overall fee income has improved by 6.7% year to date over same period last year as a result of improvements in just about every other fee generating aspect of our business. Included in that would be our bank trust and wealth group and our non-bank wealth and insurance subsidiaries. Along with that impressive organic growth in loans, deposits and fee business has been continued strength in asset quality and continued recognition of expense efficiencies from the acquisitions we have made. In my opinion the third quarter of 2022 is the best overall quarter we have had in the 54 full quarters since I joined the company in 2009. I am very encouraged by that performance particularly considering the headwinds we are all facing right now economically and geo politically both home and abroad.
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

While we feel we have much work to do, we do take pride in the organization we have built with your investment. I hope you share our enthusiasm for that success."

With this successful quarter, the Board is pleased to announce a quarterly cash dividend of $0.20 per share of common stock was declared at its meeting on October 26, 2022, payable on November 28, 2022 to shareholders of record as of November 10, 2022.
Net Interest Income and Average Balance Sheet
For the three months ended September 30, 2022, net interest income was $39.4 million compared to net interest income of $35.4 million for the three months ended June 30, 2022 and $27.0 million for the three months ended September 30, 2021. The tax-equivalent net interest margin for the three months ended September 30, 2022 was 3.92% versus 3.45% for the second quarter of 2022 and 3.26% for the third quarter of 2021, a 47 and 66 bp, respectively, increase compared to the prior quarter and the same period in 2021. The linked quarter increase was the result of a 55 bp increase in the yield on interest-earning assets, partially offset by a 12 bp increase in the rate on interest-bearing liabilities. The increase in the yield on interest-earning assets was the result of a combination of excess cash being re-deployed into higher yielding loans and investment securities and the increase in fed fund rates during the third quarter of 2022. The increase in the rate on interest-bearing liabilities was primarily the result of higher rates being paid on deposits as a result of the fed fund rate increases. The decrease in interest-earning assets was the result of a decrease in federal funds sold, primarily a result of a decrease in deposits partially offset by loan growth and re-deployment of cash into investment securities. The increase compared to the same period of the prior year was the result of a 57 bp increase in the yield on interest-earning assets, a 12 bp decrease in the rate on interest-bearing liabilities and a $699.4 million increase in average interest-earning assets, partially offset by a $498.7 million increase in average interest-bearing liabilities, primarily obtained through the acquisition of Riverview Financial Corporation ("Riverview"). The increase in the yield on interest-earning assets was the result of a combination of excess cash being re-deployed into higher yielding investment securities and the increases in the fed fund rate during 2022. The decrease in the rate on interest-bearing liabilities was primarily the result of a lag in the repricing of deposits as rates increased.

For the nine months ended September 30, 2022, net interest income was $109.3 million, a $30.1 million, or 38.0%, increase compared to net interest income of $79.2 million for the nine months ended September 30, 2021. The year-over-year increase in net interest income was positively impacted by the Riverview acquisition in the fourth quarter of 2021, the deployment of fed funds into higher yielding investment securities since September 30, 2021, interest and fees from core loan growth since September 30, 2021 and reduced interest expense due to the lower cost of deposits in the nine months ended September 30, 2022 when compared to the same period in 2021. The tax-equivalent net interest margin for the nine months ended September 30, 2022 was 3.52%, a 17 bp increase compared to 3.35% for the nine months ended September 30, 2021. The increase was primarily the result of a $989.4 million increase in interest-earning assets and a 23 bp decrease in the rate on interest-bearing liabilities, partially offset by a $714.4 million increase in average interest-bearing liabilities and the reduction of PPP fees recognized during the first nine months of 2022 compared to the same period in 2021.
The three months ended September 30, 2022 included the recognition of $99 thousand of PPP loan processing fees, a decrease of $6.1 million compared to $6.2 million of PPP loan processing fees recognized during the same period in 2021. The nine months ended September 30, 2022 included the recognition of $3.7 million of PPP loan processing fees, a decrease of $13.8 million compared to $17.5 million of PPP loan processing fees recognized during the same period in 2021. These PPP fees are recognized as interest income over the term of the respective loan, or sooner if the loans are forgiven by the U.S. Small Business Administration ("SBA"), or the borrower otherwise pays down principal prior to the loan’s stated maturity. As of September 30, 2022, we had $72 thousand of PPP fees remaining.
Total average assets were $4.3 billion for the third quarter of 2022, reflecting a decrease of $126.1 million, or 2.8%, compared to total average assets of $4.5 billion for the second quarter of 2022, and an increase of $831.0 million, or 23.7%, compared to total average assets of $3.5 billion third quarter of 2021. The decrease in total average assets from the prior quarter was primarily due to the reduction in federal funds sold. Total average assets were $4.5 billion for the first nine months of 2022, reflecting an increase of $1.1 billion, or 33.2%, compared to total average assets of $3.4 billion for the same period of 2021. The increase in total average assets for the three and nine months ended from September 30, 2022 compared to the same periods in 2021 was primarily attributable to the Riverview acquisition, effective November 30, 2021.
Total average loans were $3.2 billion for the third quarter of 2022, reflecting an increase of $108.3 million, or 3.5%, compared to total average loans of $3.1 billion in the second quarter of 2022, and an increase of $815.2 million, or 33.7%, compared to total average loans of $2.4 billion for the third quarter of 2021. Total average loans were $3.2 billion for the first nine months of 2022, reflecting an increase of $636.3 million, or 25.2%, compared to total average loans in the same period of 2021. The year-over-year growth is largely attributable to the Riverview acquisition.
Total average deposits were $3.7 billion for the third quarter of 2022, reflecting a decrease of $110.5 million, or 2.9%, compared to total average deposits in the second quarter of 2022, and an increase of $855.8 million, or 29.8%, compared to total average deposits of $2.9 billion for the third quarter of 2021. The decrease in total average deposits during the third quarter was primarily attributable to the maturity of certificates of deposit, which have renewed into lower rates, and migrated to other retail investment products or exited the Bank. We strategically adjusted our average cost of deposits through our targeted deposit run-off. The average cost of deposits was 0.30% for the third quarter of 2022, representing a 9 bp increase from the second quarter of 2022 and a 10 bp decrease from the third quarter of 2021. Total average deposits were $3.9 billion for the first nine months of 2022, reflecting an increase of $1.1 billion, or 41.5%, compared to total average deposits of $2.7 billion for the same period of 2021. The year-over-year growth in average deposits was positively impacted by the Riverview acquisition and significant increases in noninterest-bearing, interest-bearing, and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.
Asset Quality
The provision for loan and lease losses was $1.6 million for the three months ended September 30, 2022, a decrease of $175 thousand compared to the provision for loan and lease losses of $1.7 million for the three months ended June 30, 2022 and an increase of $1.1 million compared to the provision for loan and lease losses of $425 thousand for the three months ended September 30, 2021. The provision for loan and lease losses of $1.6 million for the third quarter of 2022 related primarily to the provisioning on organic loan growth. The provision for loan and lease losses was $3.8 million for the nine months ended September 30, 2022, an increase of $1.2 million compared to the $2.6 million provision for loan and lease losses for the same period of 2021. The increase in the provision for loan and lease losses for the nine months ended September 30, 2022 was the result of one commercial relationship that was downgraded from substandard accrual to substandard non-accrual during the second quarter of 2022 and the growth in total loans of $218 million since December 31, 2021. The allowance for loan and lease losses and the related provision for loan and lease losses reflects Mid Penn’s continued application of the incurred loss method for estimating credit losses. We will adopt the current expected credit loss accounting standard, as required, effective January 1, 2023.
Total nonperforming assets were $7.7 million at September 30, 2022, compared to nonperforming assets of $10.0 million at December 31, 2021. The decrease in nonperforming assets since December 31, 2021 was primarily the result of the successful workout of two non-accrual home equity loans amongst one relationship totaling $2.3 million during the first quarter of 2022. The nonperforming assets included acquired impaired loans assumed in the Riverview acquisition totaling $3.3 million as of December 31, 2021.
The allowance for loan and lease losses as a percentage of total loans, including PPP loans, was 0.56% at September 30, 2022, compared to 0.53% at June 30, 2022 and 0.47% at December 31, 2021.
Capital
Shareholders’ equity increased $9.0 million, or 1.84%, from $490.1 million as of December 31, 2021 to $499.1 million as of September 30, 2022. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered “well capitalized” at both September 30, 2022 and December 31, 2021.
Noninterest Income
For the three months ended September 30, 2022, noninterest income totaled $6.0 million, an increase of $733 thousand, or 14.02%, compared to noninterest income of $5.2 million for the second quarter of 2022, primarily driven by increases of $524 thousand in income from fiduciary and wealth management activities and $231 thousand in mortgage banking income.
For the three months ended September 30, 2022, noninterest income increased $454 thousand, or 8.24%, compared to noninterest income of $5.5 million for the same period of 2021, primarily driven by increases of $1.1 million in other income, $1.1 million in income from fiduciary and wealth management activities, $448 thousand in ATM debit card interchange income, $260 thousand in service charges on deposits, partially offset by a decrease of $2.6 million in mortgage banking income. Other income increased as a result of income in the third quarter of 2022 from a hedging program related to mortgage derivative activities that Mid Penn did not participate in during the third quarter of 2021. The increase in income from fiduciary activities was attributable to favorable growth in trust assets under management and increased sales of retail investments products, as a result of successful business development efforts by Mid Penn’s trust and wealth management team. ATM debit card interchange income and service charges on deposits increased primarily as a result of a higher volume of transactional deposit accounts, including deposit accounts assumed in the Riverview acquisition. The decrease in mortgage banking income was the result of increasing mortgage interest rates slowing mortgage loan originations and secondary-market loan sales and gains during the third quarter of 2022.
For the nine months ended September 30, 2022, noninterest income totaled $16.9 million, an increase of $1.1 million, or 6.74%, compared to noninterest income of $15.9 million for the first nine months of 2021, primarily driven by increases of $3.2 million in other income, $2.3 million in income from fiduciary activities, $1.4 million in ATM debit card interchange income and $1.1 million in service charges on deposits. The increase in other income was primarily the result of a fair value gain on a swap in the first nine months of 2022 compared to the same period of 2021. The increases in fiduciary activities was a result of increased activity in the wealth management area and the Riverview acquisition. ATM debit card interchange income and service charges on deposits increased primarily as a result of a higher volume of transactional deposit accounts, including deposit accounts assumed in the Riverview acquisition. These favorable variances were partially offset by a decrease in mortgage banking income of $7.0 million for the nine months ended September 30, 2022 compared to the same period of 2021. Mortgage banking income decreased as interest rates increased in response to the increase in the fed funds rate during the first nine months of 2022. As a result of the corresponding mortgage rate increases and an increase in property values driven by supply shortfalls and high liquidity levels among buyers, the mortgage loan refinancing market has slowed, and purchase money mortgage originations have slowed relative to the lending volumes seen in the past several years.
Noninterest Expense
Noninterest expense totaled $24.7 million, an increase of $800 thousand, or 3.35%, for the three months ended September 30, 2022, compared to noninterest expense of $23.9 million for the second quarter of 2022. The increase was primarily the result of a $1.2 million increase in salaries and employee benefits and a $440 thousand increase in Pennsylvania bank shares tax. The higher salaries and benefits were a result of vacant positions that were filled during the quarter, an increase in incentive compensation due to better than anticipated results for the quarter and an increase in medical claims expense. The increase in shares tax compared to the prior quarter was the results of credits received in the second quarter that were not repeated in the third quarter.
Compared to the third quarter of 2021, noninterest expense in the third quarter of 2022 increased $4.7 million, or 23.5%, from $20.0 million primarily as a result of higher expenses from the Riverview acquisition, most significantly increases of $3.2 million in salaries and benefits and $1.2 million in other expenses. The increases were partially offset by decreases of $1.1 million in mortgage banking profit-sharing expense, $207 thousand in FDIC assessment, and $198 thousand of post-acquisition restructuring expense in 2021.
For the nine months ended September 30, 2022, noninterest expense totaled $74.4 million, an increase of $17.3 million, or 30.4%, compared to noninterest expense of $57.0 million for the same period of 2021 primarily as a result of higher expenses attributable to the Riverview acquisition, most significantly increases of $9.3 million in salaries and benefits and $4.1 million in other expenses.
The provision for income taxes was $3.6 million during the three months ended September 30, 2022, compared to $2.8 million and $2.3 million of income tax provision recorded for the second quarter of 2022 and the third quarter of 2021, respectively. The provision for income taxes for the three months ended September 30, 2022 reflects a combined Federal and State effective tax rate of 19.0% compared to 18.4% and 18.8% for the second quarter of 2022 and the third quarter of 2021, respectively. The provision for income taxes was $9.0 million during the nine months ended September 30, 2022, compared to $6.7 million of income tax provision recorded for the same period of 2021. The provision for income taxes for the nine months ended September 30, 2022 reflects a combined Federal and State effective tax rate of 18.7% compared to 19.0% for the same period of 2021.

The efficiency ratio(1) was 53.5% in the third quarter of 2022, compared to 57.6% in the second quarter of 2022, and 60.3% in the third quarter of 2021. The improvement in the efficiency ratio during the third quarter 2022 compared to the second quarter of 2022 was the result of higher net interest income and noninterest income. The improvement in the efficiency ratio during the third quarter 2022 compared to the third quarter of 2021 was the result of higher net interest income, as well as the cost savings realized from the Riverview acquisition.
Merger & Acquisition Activity
On November 30, 2021, Mid Penn announced the successful completion of the merger acquisition of Riverview. The acquisition of Riverview impacted periods presented within this release. For more information regarding this transaction, please see Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2021.
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change. The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of the Riverview transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn does business; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Riverview transaction; and other factors that may affect the future results of Mid Penn.
For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Ending Balances:
Investment securities	$644,766	$618,184	$508,658	$392,619	$158,311
Net loans and leases	3,303,977	3,163,157	3,106,384	3,089,799	2,356,196
Total assets	4,333,903	4,310,163	4,667,174	4,689,425	3,453,187
Total deposits	3,729,596	3,702,587	3,989,037	4,002,016	2,961,881
Shareholders' equity	499,105	495,835	494,161	490,076	349,308
Average Balances:
Investment securities	626,447	580,406	462,648	286,134	158,296
Net loans	3,237,587	3,129,334	3,103,469	2,319,544	2,422,378
Total assets	4,339,783	4,465,906	4,696,894	3,579,649	3,508,757
Total deposits	3,726,658	3,837,135	3,999,074	3,007,955	2,870,885
Shareholders' equity	502,082	495,681	494,019	403,010	345,816

Income Statement:	Three Months Ended
	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Net interest income	$39,409	$35,433	$34,414	$29,372	$26,994
Provision for loan and lease losses	1,550	1,725	500	370	425
Noninterest income	5,963	5,230	5,750	5,660	5,509
Noninterest expense	24,715	23,915	25,745	34,072	20,019
Income before provision for income taxes	19,107	15,023	13,919	590	12,059
Provision for income taxes	3,626	2,771	2,565	(17)	2,272
Net income available to shareholders	15,481	12,252	11,354	607	9,787
Net income excluding non-recurring expenses (1)	15,481	12,252	11,614	10,266	9,943

Per Share:
Basic earnings per common share	$0.97	$0.77	$0.71	$0.05	$0.86
Diluted earnings per common share	$0.97	$0.77	$0.71	$0.05	$0.86
Cash dividends declared	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share	$31.42	$31.23	$30.96	$30.71	$30.55
Tangible book value per common share (1)	$23.80	$23.57	$23.31	$22.99	$24.75

Asset Quality:
Net (recoveries) charge-offs to average loans (annualized)	-0.007%	-0.001%	-0.007%	0.001%	0.149%
Non-performing loans to total loans	0.23%	0.25%	0.25%	0.32%	0.29%
Non-performing asset to total loans and other real estate	0.23%	0.25%	0.26%	0.32%	0.29%
Non-performing asset to total assets	0.18%	0.19%	0.18%	0.22%	0.20%
ALLL to total loans	0.56%	0.53%	0.49%	0.47%	0.60%
ALLL to nonperforming loans	242.23%	211.66%	190.84%	146.23%	209.90%

Profitability:
Return on average assets	1.42%	1.10%	0.98%	0.06%	1.11%
Return on average equity	12.37%	9.91%	9.32%	0.61%	11.23%
Return on average tangible common equity (1)	16.55%	13.59%	12.82%	1.26%	14.20%
Net interest margin	3.92%	3.45%	3.21%	3.48%	3.26%
Efficiency ratio (1)	53.46%	57.57%	62.12%	61.34%	60.33%

Capital Ratios:
Tier 1 Capital (to Average Assets)	9.6%	9.0%	8.4%	8.1%	8.6%
Common Tier 1 Capital (to Risk Weighted Assets)	11.4%	11.5%	11.7%	11.7%	13.2%
Tier 1 Capital (to Risk Weighted Assets)	11.7%	11.8%	12.0%	12.0%	13.2%
Total Capital (to Risk Weighted Assets)	13.8%	14.1%	14.4%	14.6%	15.8%
(1)Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
ASSETS
Cash and due from banks	$76,018	$64,440	$54,961	$41,100	$40,134
Interest-bearing balances with other financial institutions	4,520	4,909	3,187	146,031	2,536
Federal funds sold	14,140	167,437	700,283	726,621	712,272
Total cash and cash equivalents	94,678	236,786	758,431	913,752	754,942

Investment securities held to maturity, at amortized cost	402,142	399,032	363,145	329,257	152,791
Investment securities available for sale, at fair value	242,195	218,698	145,039	62,862	5,015
Equity securities available for sale, at fair value	428	454	474	500	505
Loans held for sale	5,997	9,574	7,474	11,514	23,154
Loans and leases, net of unearned interest	3,322,457	3,180,033	3,121,531	3,104,396	2,370,429
Less: Allowance for loan and lease losses	(18,480)	(16,876)	(15,147)	(14,597)	(14,233)
Net loans and leases	3,303,977	3,163,157	3,106,384	3,089,799	2,356,196

Bank premises and equipment, net	33,854	33,732	33,612	33,232	25,562
Bank premises and equipment held for sale	2,262	2,574	3,098	3,907	—
Operating lease right of use asset	8,352	8,326	8,751	9,055	9,942
Finance lease right of use asset	2,952	2,997	3,042	3,087	3,132
Cash surrender value of life insurance	50,419	50,169	49,907	49,661	17,406
Restricted investment in bank stocks	4,595	4,234	7,637	9,134	7,906
Accrued interest receivable	15,861	12,902	11,584	11,328	10,008
Deferred income taxes	16,093	13,780	11,974	10,779	4,133
Goodwill	113,871	113,835	113,835	113,835	62,840
Core deposit and other intangibles, net	7,215	7,729	8,250	9,436	3,537
Foreclosed assets held for sale	49	69	125	—	11
Other assets	28,963	32,115	34,412	28,287	16,107
Total Assets	$4,333,903	$4,310,163	$4,667,174	$4,689,425	$3,453,187

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$863,037	$850,180	$866,965	$850,438	$661,890
Interest-bearing demand	1,103,000	1,023,027	1,050,923	1,066,852	745,833
Money Market	966,913	999,556	1,159,809	1,076,593	905,742
Savings	344,359	354,677	358,186	381,476	205,842
Time	452,287	475,147	553,154	626,657	442,574
Total Deposits	3,729,596	3,702,587	3,989,037	4,002,016	2,961,881

Long-term debt	4,501	4,592	74,681	81,270	74,858
Subordinated debt	66,357	73,995	74,134	73,645	44,599
Operating lease liability	10,261	10,324	10,923	11,363	10,950
Accrued interest payable	1,841	1,542	2,067	1,791	1,901
Other liabilities	22,242	21,288	22,171	29,264	9,690
Total Liabilities	3,834,798	3,814,328	4,173,013	4,199,349	3,103,879

Shareholders' Equity:
Common stock, par value $1.00 per share; 20.0 million shares authorized	16,091	16,081	16,059	16,056	11,532
Additional paid-in capital	386,452	386,128	385,765	384,742	246,830
Retained earnings	120,572	108,265	99,206	91,043	92,722
Accumulated other comprehensive (loss) income	(19,130)	(9,759)	(4,946)	158	147
Treasury stock	(4,880)	(4,880)	(1,923)	(1,923)	(1,923)
Total Shareholders’ Equity	499,105	495,835	494,161	490,076	349,308
Total Liabilities and Shareholders' Equity	$4,333,903	$4,310,163	$4,667,174	$4,689,425	$3,453,187

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2021
INTEREST INCOME
Interest and fees on loans and leases	$38,484	$34,264	$35,016	$31,021	$29,590	$107,764	$87,755
Interest and dividends on investment securities:
U.S. Treasury and government agencies	2,873	2,329	1,536	715	285	6,738	688
State and political subdivision obligations, tax-exempt	392	379	336	288	279	1,107	834
Other securities	509	504	417	329	277	1,430	870
Total Interest and Dividends on Investment Securities	3,774	3,212	2,289	1,332	841	9,275	2,392

Interest on other interest-bearing balances	12	8	13	8	1	33	5
Interest on federal funds sold	736	736	314	324	308	1,786	485
Total Interest Income	43,006	38,220	37,632	32,685	30,740	118,858	90,637
INTEREST EXPENSE
Interest on deposits	2,836	2,019	2,294	2,536	2,909	7,149	8,791
Interest on short-term borrowings	—	—	—	—	133	—	539
Interest on long-term and subordinated debt	761	768	924	777	704	2,453	2,111
Total Interest Expense	3,597	2,787	3,218	3,313	3,746	9,602	11,441
Net Interest Income	39,409	35,433	34,414	29,372	26,994	109,256	79,196
PROVISION FOR LOAN AND LEASE LOSSES	1,550	1,725	500	370	425	3,775	2,575
Net Interest Income After Provision for Loan and Lease Losses	37,859	33,708	33,914	29,002	26,569	105,481	76,621
NONINTEREST INCOME
Income from fiduciary and wealth management activities	1,729	1,205	1,052	778	618	3,986	1,716
ATM debit card interchange income	1,078	1,128	1,057	834	630	3,263	1,854
Service charges on deposits	483	450	684	439	223	1,617	552
Mortgage banking income	536	305	529	1,932	3,162	1,370	8,382
Net gain (loss) on sales of SBA loans	152	119	(9)	409	105	262	560
Earnings from cash surrender value of life insurance	250	262	246	135	74	758	223
Net gain on sales of investment securities	—	—	—	—	79	—	79
Other income	1,735	1,761	2,191	1,133	618	5,687	2,507
Total Noninterest Income	5,963	5,230	5,750	5,660	5,509	16,943	15,873
NONINTEREST EXPENSE
Salaries and employee benefits	13,583	12,340	13,244	11,838	10,342	39,167	29,873
Software licensing and utilization	1,804	1,821	2,106	1,839	1,551	5,731	4,493
Occupancy expense, net	1,634	1,655	1,799	1,412	1,318	5,088	4,115
Equipment expense	1,121	1,112	1,011	864	745	3,244	2,237
Shares tax	920	480	920	(222)	498	2,626	1,022
Legal and professional fees	528	694	639	388	610	1,861	1,591
ATM/card processing	518	571	517	357	249	1,605	696
Intangible amortization	514	521	481	357	266	1,516	823
FDIC Assessment	254	506	591	524	461	1,351	1,364
Charitable contributions qualifying for State tax credits	—	125	65	797	—	190	635
Mortgage banking profit-sharing expense	—	33	145	566	1,140	178	2,005
(Gain) loss on sale or write-down of foreclosed assets, net	(57)	(15)	(16)	1	(7)	(88)	(26)
Merger and acquisition expense	—	—	—	2,347	198	—	720
Post-acquisition restructuring expense	—	—	329	9,880	—	329	—
Other expenses	3,896	4,072	3,914	3,124	2,648	11,577	7,485
Total Noninterest Expense	24,715	23,915	25,745	34,072	20,019	74,375	57,033
INCOME BEFORE PROVISION FOR INCOME TAXES	19,107	15,023	13,919	590	12,059	48,049	35,461
Provision for income taxes	3,626	2,771	2,565	(17)	2,272	8,962	6,749
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$15,481	$12,252	$11,354	$607	$9,787	$39,087	$28,712

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.97	$0.77	$0.71	$0.05	$0.86	$2.45	$2.85
Diluted Earnings Per Common Share	$0.97	$0.77	$0.71	$0.05	$0.86	$2.45	$2.85
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20	$0.60	$0.59

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$5,583	$12	0.85%	$5,920	$8	0.54%	$2,491	$1	0.16%
Investment Securities:
Taxable	546,439	3,369	2.45	501,631	2,740	2.19	102,259	504	1.96
Tax-Exempt	80,008	496	2.46	78,775	480	2.44	56,037	353	2.50
Total Securities	626,447	3,865	2.45	580,406	3,220	2.23	158,296	857	2.15

Federal Funds Sold	131,089	736	2.23	415,405	736	0.71	715,365	308	0.17
Loans and Leases, Net	3,237,587	38,573	4.73	3,129,334	34,354	4.40	2,422,378	29,660	4.86
Restricted Investment in Bank Stocks	4,322	13	1.19	4,854	94	7.77	7,148	58	3.22
Total Earning Assets	4,005,028	43,199	4.28	4,135,919	38,412	3.73	3,305,678	30,884	3.71

Cash and Due from Banks	69,751			59,822			39,852
Other Assets	265,004			270,165			163,227
Total Assets	$4,339,783			$4,465,906			$3,508,757

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,072,496	$873	0.32%	$1,030,237	$462	0.18%	$681,171	$625	0.36%
Money Market	994,446	1,097	0.44	1,079,900	584	0.22	854,065	864	0.40
Savings	352,024	43	0.05	357,433	43	0.05	208,163	60	0.11
Time	464,273	823	0.70	516,346	930	0.72	446,256	1,360	1.21
Total Interest-bearing Deposits	2,883,239	2,836	0.39	2,983,916	2,019	0.27	2,189,655	2,909	0.53

Short Term Borrowings	—	—	0.00	—	—	—	149,505	133	0.35
Long-term Debt	4,537	150	13.12	9,238	107	4.65	74,888	205	1.09
Subordinated Debt	69,523	611	3.49	74,062	661	3.58	44,596	499	4.44
Total Interest-bearing Liabilities	2,957,299	3,597	0.48	3,067,217	2,787	0.36	2,458,644	3,746	0.60

Noninterest-bearing Demand	843,419			853,219			681,230
Other Liabilities	36,983			49,790			23,067
Shareholders' Equity	502,082			495,681			345,816
Total Liabilities & Shareholders' Equity	$4,339,783			$4,465,906			$3,508,757

Net Interest Income (taxable equivalent basis)		$39,602			$35,625			$27,138
Taxable Equivalent Adjustment		(193)			(192)			(144)
Net Interest Income		$39,409			$35,433			$26,994

Total Yield on Earning Assets			4.28%			3.73%			3.71%
Rate on Supporting Liabilities			0.48			0.36			0.60
Average Interest Spread			3.80			3.36			3.10
Net Interest Margin			3.92			3.45			3.26
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Nine Months Ended
	September 30, 2022			September 30, 2021
(Dollars in thousands)	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
ASSETS:
Interest Bearing Balances	$34,034	$33	0.13%	$1,729	$5	0.39%
Investment Securities:
Taxable	479,611	7,930	2.21	91,379	1,319	1.93
Tax-Exempt	77,489	1,401	2.42	55,599	1,056	2.54
Total Securities	557,100	9,331	2.24	146,978	2,375	2.16

Federal Funds Sold	415,528	1,786	0.57	503,652	485	0.13
Loans and Leases, Net	3,157,288	108,050	4.58	2,520,965	87,974	4.67
Restricted Investment in Bank Stocks	5,826	238	5.46	7,022	239	4.55
Total Interest-earning Assets	4,169,776	119,438	3.83	3,180,346	91,078	3.83

Cash and Due from Banks	62,369			36,213
Other Assets	267,309			162,189
Total Assets	$4,499,454			$3,378,748

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,049,569	$1,796	0.23%	$632,830	$1,782	0.38%
Money Market	1,066,001	2,281	0.29	796,922	2,461	0.41
Savings	361,733	144	0.05	203,206	182	0.12
Time	524,013	2,928	0.75	431,009	4,366	1.35
Total Interest-bearing Deposits	3,001,316	7,149	0.32	2,063,967	8,791	0.57

Short-term Borrowings	—	—	—	205,697	539	0.35
Long-term Debt	29,715	541	2.43	74,975	613	1.09
Subordinated Debt	72,574	1,912	3.52	44,589	1,498	4.49
Total Interest-bearing Liabilities	3,103,605	9,602	0.41	2,389,228	11,441	0.64

Noninterest-bearing Demand	851,975			659,554
Other Liabilities	46,960			24,037
Shareholders' Equity	496,914			305,929
Total Liabilities & Shareholders' Equity	$4,499,454			$3,378,748

Net Interest Income (taxable-equivalent basis)		$109,836			$79,637
Taxable Equivalent Adjustment		(580)			(441)
Net Interest Income		$109,256			$79,196

Total Yield on Earning Assets			3.83%			3.83%
Rate on Supporting Liabilities			0.41			0.64
Average Interest Spread			3.42			3.19
Net Interest Margin			3.52			3.35
(1)Presented on a fully taxable-equivalent basis using a 21% federal tax rate and statutory interest expense disallowance.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021
Allowance for Loan and Lease Losses:
Beginning balance	$16,876	$15,147	$14,597	$14,233	$14,716
Loans Charged off
Commercial and industrial	(1)	—	—	(7)	—
Commercial real estate	—	—	—	(1)	(1,043)
Commercial real estate - construction	—	—	—	—	—
Residential mortgage	(2)	—	—	—	(3)
Home equity	(1)	—	—	—	—
Consumer	(11)	(9)	(57)	(19)	(11)
Total loans charged off	(15)	(9)	(57)	(27)	(1,057)
Recoveries of loans previously charged off
Commercial and industrial	—	—	13	10	1
Commercial real estate	63	—	65	1	140
Commercial real estate - construction	—	—	24	7	—
Residential mortgage	—	2	—	—	2
Home equity	—	1	1	—	—
Consumer	6	10	4	3	6
Total recoveries	69	13	107	21	149
Balance before provision	16,930	15,151	14,647	14,227	13,808
Provision for loan and lease losses	1,550	1,725	500	370	425
Balance, end of quarter	$18,480	$16,876	$15,147	$14,597	$14,233

Nonperforming Assets
Nonaccrual loans	$7,233	$7,551	$7,507	$9,547	$6,339
Accruing trouble debt restructured loans	396	422	430	435	442
Total nonperforming loans	7,629	7,973	7,937	9,982	6,781

Foreclosed real estate	49	69	125	—	11
Total nonperforming assets	7,678	8,042	8,062	9,982	6,792

Accruing loans 90 days or more past due	—	—	133	515	—
Total risk elements	$7,678	$8,042	$8,195	$10,497	$6,792
PPP Summary

(Dollars in thousands)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

PPP loans, net of deferred fees	$2,800	$4,966	$34,124	$111,286	$229,679

PPP Fees recognized	$99	$652	$2,989	$4,426	$6,238

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)
Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of the Mid Penn’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. Core earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables below.
Tangible Book Value Per Share

(Dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Shareholders' Equity	$499,105	$495,835	$494,161	$490,076	$349,308
Less: Goodwill	113,871	113,835	113,835	113,835	62,840
Less: Core Deposit and Other Intangibles	7,215	7,729	8,250	9,436	3,537
Tangible Equity	$378,019	$374,271	$372,076	$366,805	$282,931

Common Shares Outstanding	15,882,853	15,878,193	15,960,916	15,957,830	11,433,554

Tangible Book Value per Share	$23.80	$23.57	$23.31	$22.99	$24.75
Non-PPP Core Banking Loans

(Dollars in thousands)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Loans and leases, net of unearned interest	$3,322,457	$3,180,033	$3,121,531	$3,104,396	$2,370,429
Less: PPP loans, net of deferred fees	2,800	4,966	34,124	111,286	229,679
Non-PPP core banking loans	$3,319,657	$3,175,067	$3,087,407	$2,993,110	$2,140,750

Core Earnings Per Common Share Excluding Non-Recurring Expenses

	Three Months Ended
(Dollars in thousands, except per share data)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Net Income Available to Common Shareholders	$15,481	$12,252	$11,354	$607	$9,787
Plus: Merger and Acquisition Expenses	—	—	329	12,227	198
Less: Tax Effect of Merger and Acquisition Expenses	—	—	69	2,568	42
Net Income Excluding Non-Recurring Expenses	$15,481	$12,252	$11,614	$10,266	$9,943

Weighted Average Shares Outstanding	15,877,592	15,934,083	15,957,864	13,005,895	11,423,487

Core Earnings Per Common Share Excluding Non-Recurring Expenses	$0.97	$0.77	$0.73	$0.79	$0.87
Return on Average Tangible Common Equity

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Net income available to common shareholders	$15,481	$12,252	$11,354	$607	$9,787
Plus: Intangible amortization, net of tax	406	412	380	282	210
	$15,887	$12,664	$11,734	$889	$9,997

Average shareholder's equity	$502,082	$495,681	$494,019	$403,010	$345,816
Less: Average goodwill	113,835	113,835	113,835	113,835	62,840
Less: Average core deposit and other intangibles	7,465	7,983	8,950	9,436	3,666
Average tangible shareholder's equity	$380,782	$373,863	$371,234	$279,739	$279,310

Return on average tangible common equity	16.55%	13.59%	12.82%	1.26%	14.20%
Efficiency Ratio

	Three Months Ended
(Dollars in thousands)	Sep. 30, 2022	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021

Noninterest expense	$24,715	$23,915	$25,745	$34,072	$20,019
Less: Merger and acquisition expenses	—	—	329	12,227	198
Less: Intangible amortization	514	521	481	357	266
Less: (Gain) loss on sale or write-down of foreclosed assets, net	(57)	(15)	(16)	1	(7)
Efficiency ratio numerator	$24,258	$23,409	$24,951	$21,487	$19,562

Net interest income	39,409	35,433	34,414	29,372	26,994
Noninterest income	5,963	5,230	5,750	5,660	5,509
Less: Net gain on sales of investment securities	—	—	—	—	79
Efficiency ratio denominator	$45,372	$40,663	$40,164	$35,032	$32,424

Efficiency ratio	53.46%	57.57%	62.12%	61.34%	60.33%